Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the following plans assumed by F.N.B. Corporation from Omega Financial Corporation: 2004 Stock Option Plan for Non-Employee Directors; 1994 Stock Option Plan of Non-Employee Directors; Employee Stock Purchase Plan; 1996 Employee Stock Option Plan; Sun Bancorp 1998 Employee Stock Purchase Plan and Sun Bancorp 1998 Stock Incentive Plan, of our reports dated February 26, 2008, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
April 17, 2008
Pittsburgh, Pennsylvania